FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-200321

DATED AUGUST 13, 2015

STATE STREET CORPORATION

$1,300,000,000 3.550% Senior Notes due 2025

Pricing Details

Issuer:	State Street Corporation

Security:	3.550% Senior Notes due 2025

Aggregate Principal Amount:	$1,300,000,000

Trade Date:	August 13, 2015

Settlement Date (T+3):	August 18, 2015

Maturity Date:	August 18, 2025

Coupon:	3.550%

Price to Public (Issue Price):	99.866%

Yield to Maturity:	3.566%

Pricing Benchmark:	UST 2.125% Notes due May 15, 2025

UST Spot (Yield):	2.186%

Spread to Benchmark:	+ 138 basis points

Interest Payment Period:	Semi-annually

Interest Payment Dates:	Each February 18 and August 18, commencing on February 18, 2016

Day Count Convention:	30/360

Business Day Convention:	Following, Unadjusted

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Currency:	U.S. Dollars

CUSIP:	857477AT0

ISIN:	US857477AT04

Expected Ratings:*	A2 / A+ / AA- / AA (low) (Moody’s / S&P / Fitch / DBRS)

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC

Junior Co-Managers:	Siebert Brandford Shank & Co. Lebenthal & Co., LLC.

All terms used and not otherwise defined in this final term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement, dated August 13, 2015.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.